EXHIBIT 2.1
AMENDMENT NO. 1 TO
PURCHASE AND SALE AGREEMENT
THIS AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is made and entered into as of September 1, 2010, by and among Regency Hospital Company, L.L.C., a Delaware limited liability company (the “Company”), Waud Capital Partners, L.L.C., a Delaware limited liability company (the “Representative”), and Intensiva Healthcare Corporation, a Delaware corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).
WHEREAS, reference is made to that certain Purchase and Sale Agreement (the “Agreement”) by and among the Company, each of Waud Capital Partners, L.P., a Delaware limited partnership, Waud Capital Partners, L.L.C., a Delaware limited liability company, Waud Capital Affiliates, LLC, a Delaware limited liability company, Waud Realty — Minneapolis LLC, a Delaware limited liability company, George Bruton, The Mecklenburg Grantor Trust, Rod Laughlin, Anne Mullendore, and Ron Spaeth (each, a “Seller” and, collectively, the “Sellers”), the Representative, Buyer and, solely for purposes of Section 11U thereto, Select Medical Corporation, a Delaware corporation (“Guarantor”), dated as of June 18, 2010;
WHEREAS, to date, the Company has failed to satisfy the closing conditions set forth in (i) Section 2B(ix) (the “Hattiesburg Condition”) with respect to the Lease Agreement between Forrest General Hospital and Regency Hospital of Hattiesburg, LLC, dated July 22, 2003 (the “Hattiesburg Lease”), (ii) Section 2B(ix) with respect to the Lease Agreement between Porter Hospital and Regency Hospital of Northwest Indiana, LLC, d/b/a Regency Hospital of Porter County, dated July 29, 2005 and Medical Office Building Lease between Porter and Regency Hospital of Northwest Indiana, LLC, d/b/a Regency Hospital of Porter County, dated July 1, 2005 and Section 2B(xii) with respect to Medical Office Building Lease between Porter and Regency Hospital of Northwest Indiana, LLC, d/b/a Regency Hospital of Porter County, dated July 1, 2005 (collectively, the “Porter Condition”), (iii) Section 2B(x) (the “Cincinnati Condition”) with respect to the Lease Agreement between The Deaconess Hospital of Cincinnati, Ohio and Regency Hospital of Cincinnati, LLC, dated July 30, 2004, and (iv) Section 2B(xiii) (the “Dallas Condition”) with respect to the repurchase of the equity interests of Regency Hospital of North Dallas II, LLLP; and
WHEREAS, the parties hereto desire to amend certain terms and provisions of the Agreement, in accordance with Section 11A(i) of the Agreement, as set forth in this Amendment.

Amendment
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.	Waiver of Hattiesburg Condition.
Buyer hereby waives the Hattiesburg Condition as a condition to Buyer’s obligation to consummate the transactions contemplated under the Agreement.
2.	Release of Hattiesburg Escrow Account.
The Buyer and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to immediately make payment to, or as directed by, the Representative (on behalf of the Sellers) of an amount equal to the entire amount in the Hattiesburg Escrow Account (as defined below), within five (5) Business Days of the earliest date on which any of the following occur (“Seller Release Events”):
a.	June 30, 2011, if Buyer or any of its Subsidiaries is continuing to occupy the premises covered by the Hattiesburg Lease;
b.	Buyer and the landlord named in the Hattiesburg Lease execute (i) a new agreement replacing the Hattiesburg Lease with a lease term of at least eighteen months, (ii) an amendment to the Hattiesburg Lease providing for an extension of its term for at least eighteen months or (iii) any agreement or other document extending the term of the Hattiesburg Lease for at least eighteen months; or
c.	Buyer has made monetary expenditures in excess of $150,000 for construction costs to build a free standing long term acute care hospital in the Hattiesburg, Mississippi metropolitan area; provided however that the decision to make any monetary expenditure for construction costs to build a free standing long term acute care hospital in the Hattiesburg, Mississippi metropolitan area shall be in the Buyer’s sole discretion.
If no Seller Release Event has occurred by June 30, 2011 then within five (5) Business Days thereafter, Buyer and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to immediately make payment to, or as directed by, Buyer of an amount equal to the entire amount in the Hattiesburg Escrow Account (such amount, the “Buyer Distribution Amount”); provided that, if prior to January 1, 2013 Buyer or any of its Affiliates shall own or operate any long term acute care hospital in the Hattiesburg, Mississippi metropolitan area, then, not less than five (5) Business Days after the date of the commencement of such ownership or operation, Buyer shall make payment to, or as directed by, the Representative (on behalf of the Sellers) of an amount equal to the Buyer Distribution Amount.

3.	Buyer’s Efforts with Respect to Hattiesburg Lease Extension.
Buyer shall use its commercially reasonable efforts during the period from the date hereof to June 30, 2011 to enter into one of the agreements with respect to the Hattiesburg Lease described in Section 2(b) of this Amendment that is reasonably acceptable to Buyer.
4.	Waiver of Dallas Condition.
Buyer hereby waives the Dallas Condition as a condition to Buyer’s obligation to consummate the transactions contemplated by the Agreement.
5.	Dallas Payment.
The Closing Statement and the Closing Balance Sheet include in the calculation of current liabilities the amount offered to repurchase the equity interest in Regency Hospital of North Dallas, LLLP held as of the date hereof by Dr. Vivek Sastry (the “Dallas Equity Interest”), which is the amount by which the accrual in the calculation of current liabilities for the North Dallas Buyout exceeds the amount included in the calculation of Company Transaction Expenses for the North Dallas Physician Buyout (such amount, the “Sastry Accrual Amount”). In the event that the repurchase or redemption of the Dallas Equity Interest occurs after the Closing Net Working Capital is finally determined pursuant to Section 1D and the amount paid to repurchase or redeem the Dallas Equity Interest, together with the amount of any costs or expenses incurred by the Buyer, the Company or any Subsidiary of the Company in connection with such repurchase or redemption and any litigation or potential litigation incurred in connection therewith (collectively, the “Repurchase Cost”) is less than the Sastry Accrual Amount, then Buyer shall pay to the Representative (on behalf of the Sellers) the difference between the Sastry Accrual Amount and the Repurchase Cost. In the event the repurchase or redemption of the Dallas Equity Interest occurs after the Closing Net Working Capital is finally determined pursuant to Section 1D and the Repurchase Cost exceeds the Sastry Accrual Amount, the Buyer will be entitled to be indemnified by the Sellers for the difference between the Repurchase Cost and the Sastry Accrual Amount in accordance with Article 9 of the Agreement.
6.	Waiver of Other Conditions.
Buyer hereby waives each of the Porter Condition and the Cincinnati Condition as conditions to Buyer’s obligation to consummate the transactions contemplated by the Agreement.

7.	Amendment to Section 1C.
a.	Section 1C(iii) is hereby amended as follows: The phrase “two sub-accounts” shall be replaced by the phrase “three sub-accounts.”
b.	Section 1C(iii)(c) is hereby added to the Agreement, to read as follows:

(c)	An aggregate amount in cash equal to the Hattiesburg Escrow Amount shall be deposited into a separate subaccount (the “Hattiesburg Escrow Account”). The Hattiesburg Escrow Amount shall be distributed in accordance with the provisions of this Agreement and the Escrow Agreement.
8.	Amendment of Subsection 9A(vi).
Subsection 9A(vi) of the Agreement shall be amended as follows: Each reference to “Section 2B(x)” shall be replaced by a reference to “Section 2B(xi).”
9.	Amendment of Exhibit A.
Exhibit A of the Agreement shall be amended as follows:
a.	The definition, “Escrow Deposit Amount” is hereby deleted in its entirety, and the following is hereby inserted into its place and stead, to read as follows:
“Escrow Deposit Amount” means an aggregate amount equal to the sum of the Purchase Price Adjustment Escrow Amount, the General Escrow Amount and the Hattiesburg Escrow Amount.
b.	The following definition is hereby added to Exhibit A:
“Hattiesburg Escrow Account” shall have the meaning set forth in Section 1C(iii)(c).
c.	The following definition is hereby added to Exhibit A:
“Hattiesburg Escrow Amount” means $8,000,000.

10.	Effect of Amendment.
Except as and to the extent expressly modified by this Amendment, the Agreement, as amended by this Amendment, shall remain unchanged and in full force and effect in all respects.
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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed on their behalf, this Amendment No. 1 to Purchase and Sale Agreement as of the date first written above.

THE COMPANY:

REGENCY HOSPITAL COMPANY, L.L.C.

By:	/s/ William L. Anderson

	Name:	William L. Anderson
	Title:	Chief Executive Officer

THE REPRESENTATIVE:

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud

	Name:	Reeve B. Waud
	Title:	Managing Partner

BUYER:

INTENSIVA HEALTHCARE CORPORATION

By:	/s/ Martin F. Jackson

	Name:	Martin F. Jackson
	Title:	Vice President